Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Silvaco Group, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	(1)	Other	1,237,936	$10.67	$13,208,777.12	0.0001381	$1,824.13

Total Offering Amounts:						$13,208,777.12		1,824.13
Total Fee Offsets:								0.00
Net Fee Due:								$1,824.13

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Offering Note(s)

(1)	Amount Registered represents (a) 928,452 shares of the registrant’s common stock, par value $0.0001 per share (the “Common Stock”) reserved for issuance under the registrant’s 2024 Stock Incentive Plan (the “2024 Plan”) and (b) 309,484 shares of Common Stock reserved for issuance under the registrant’s 2024 Employee Stock Purchase Plan (together with the 2024 Plan, the “Plans”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected which results in an increase in the number of outstanding shares of common stock issuable pursuant to awards granted or purchases under the Plans.

Pursuant to Rule 457(h)(1) and 457(c) under the Securities Act, this amount is calculated based upon the average of the high and low prices of the common stock of the Common Stock reported on the Nasdaq Global Select Market on May 1, 2025 of $10.67. It is estimated solely for the purpose of calculating the registration fee.